Banc of California Announces Addition of Commercial Real Estate and Multifamily Lending Team

Irvine, Calif. (March 4, 2014) Banc of California Inc. (NASDAQ: BANC), the parent company of Banc of California National Association, today announced that Tom Senske has joined the Bank as Senior Vice President to lead the Bank’s new commercial real estate and multi-family lending team.

Jeff Seabold, Chief Lending Officer of Banc of California, stated “Tom and his team are recognized as one of the top commercial real estate and multi-family lending groups in Southern California, and I am thrilled to welcome them to Banc of California. I am encouraged by Tom’s confidence in and personal commitment to the success of our mission to become California’s top commercial real estate and multi-family lender.”

Mr. Senske stated, “My team and I are thrilled to join Banc of California. We continue to be impressed by Banc of California’s leadership team, robust platform and entrepreneurial culture, and look forward to bringing new customers to the Bank.”

Steven Sugarman, Chief Executive Officer of the Company, stated “Tom has a tremendous depth and breadth of experience and consistent track record of success working with commercial real estate borrowers. Tom’s team will help Banc of California deliver on its mission to become California’s bank of choice for private businesses, entrepreneurs and homeowners.”

From 2010 to 2013, Mr. Senske served as Senior Vice President, Income Property Banking, at Opus Bank. He previously served as Vice President in the Commercial Real Estate Lending Division at Washington Mutual/J.P. Morgan Chase. He started his career at American Savings in 1983.

About Banc of California, Inc.

Since 1941, Banc of California, Inc. (NASDAQ:BANC) through its banking subsidiary Banc of California, National Association has provided banking services and home loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $3.5 billion in consolidated assets and more than 70 banking locations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

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